                                                     OMB APPROVAL
                                         OMB NUMBER:  3235-0145
                                         EXPIRES:   OCTOBER 31, 1997
                                         ESTIMATED AVERAGE BURDEN
                                         HOURS PER RESPONSE................14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3 )*


                             Mystic Financial, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                    Common Stock, par value $ 0.01 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    628643108
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
   (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
                              AND COMMUNICATIONS)


                                  June 5, 2001
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13d-1(a) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE 1 OF 14 PAGES.
                        EXHIBIT INDEX LOCATED ON PAGE ___
                                                                SEC 1746 (12-91)

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   628643108                                         PAGE 2 OF 14 PAGES
                                                                  ---   ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (a) [ ]

               (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY


--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

--------------------------------------------------------------------------------

     6     CITIZEN OR PLACE OF ORGANIZATION

               New York
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF           ---------------------------------------------------
    SHARES BENEFICIALLY      8    SHARED VOTING POWER
           OWNED BY
           EACH                      123,745
      REPORTING PERSON       ---------------------------------------------------
           WITH              9    SOLE DISPOSITIVE POWER


                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER

                                     123,745
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               123,745
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                    [ ]

--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               6.5%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                                          2 OF 9

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   628643108                                         PAGE 3 OF 14 PAGES
                                                                  ---   ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOAM Holdings, LLC
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (a) [ ]

               (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY


--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF           ---------------------------------------------------
    SHARES BENEFICIALLY      8    SHARED VOTING POWER
           OWNED BY
           EACH                     108,545
      REPORTING PERSON       ---------------------------------------------------
           WITH              9    SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    108,545
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               108,545
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                    [ ]

--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.7%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          3 of 9

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   628643108                                         PAGE 4 OF 14 PAGES
                                                                  ---   ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners, L.P.
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (a) [ ]

               (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY


--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)                                         [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF           ---------------------------------------------------
    SHARES BENEFICIALLY      8    SHARED VOTING POWER
           OWNED BY
           EACH                     9,700
      REPORTING PERSON       ---------------------------------------------------
           WITH              9    SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    9,700
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               9,700
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                     [ ]

--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.5%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                                          4 of 9

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   628643108                                         PAGE 5 OF 14 PAGES
                                                                  ---   ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners II, L.P.
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (a) [ ]

               (b) [ ]

--------------------------------------------------------------------------------
     3     SEC USE ONLY


--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY      8    SHARED VOTING POWER
           OWNED BY
           EACH                     28,800
      REPORTING PERSON
           WITH              9    SOLE DISPOSITIVE POWER



                            10    SHARED DISPOSITIVE POWER

                                    28,800
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               28,800
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                    [ ]

--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.5%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          5 of 9

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   628643108                                         PAGE 6 OF 14 PAGES
                                                                  ---   ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (a) [ ]

               (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY


--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY      8    SHARED VOTING POWER
           OWNED BY
           EACH                     10,800
      REPORTING PERSON
           WITH              9    SOLE DISPOSITIVE POWER



                            10    SHARED DISPOSITIVE POWER

                                    10,800
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,800
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                     [ ]

--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          6 of 9

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   628643108                                         PAGE 7 OF 14 PAGES
                                                                  ---   ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (a) [ ]

               (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY


--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY      8    SHARED VOTING POWER
           OWNED BY
           EACH                     59,245
      REPORTING PERSON
           WITH              9    SOLE DISPOSITIVE POWER



                            10    SHARED DISPOSITIVE POWER

                                    59,245
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               59,245
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                     [ ]

--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.1%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                                          7 of 9

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   628643108                                         PAGE 8 OF 14 PAGES
                                                                  ---   ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Offshore, Ltd
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (a) [ ]

               (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY


--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY      8    SHARED VOTING POWER
           OWNED BY
           EACH                     15,200
      REPORTING PERSON
           WITH              9    SOLE DISPOSITIVE POWER



                            10    SHARED DISPOSITIVE POWER

                                    15,200
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               15,200
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                     [ ]

--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.8%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          8 of 9

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   628643108                                         PAGE 9 OF 14 PAGES
                                                                  ---   ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terry Maltese
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (a) [ ]

               (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY


--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY      8    SHARED VOTING POWER
           OWNED BY
           EACH                     123,745
      REPORTING PERSON
           WITH              9    SOLE DISPOSITIVE POWER



                            10    SHARED DISPOSITIVE POWER

                                    123,745
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               123,745
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                     [ ]

--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               6.5%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                                          9 of 9

      This Amendment No. 3 to Schedule 13D relating to Mystic Financial, Inc. is being filed on behalf of the undersigned to amend Amendment No. 2 to the
Schedule 13D dated April 25, 2001, Amendment No. 1 to the Schedule 13D dated February 13, 2001 and the Schedule 13D dated May 25, 2000 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS.

      Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

      The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $105,461, $115,480, $305,138, $680,262 and $173,433, respectively. Such shares were purchased with the investment capital of the respective entities.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

      Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 1,896,084 shares of Common Stock outstanding, as set forth in the most recently available public information for the Issuer, as of the close of business on June 5, 2001:

    (i) MP beneficially owned 9,700 shares of Common Stock, constituting approximately 0.5% of the shares outstanding.

    (ii) MPII beneficially owned 28,800 shares of Common Stock, constituting approximately 1.5% of the shares outstanding.

    (iii)MHF beneficially owned 10,800 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

    (iv) MHFII beneficially owned 59,245 shares of Common Stock, constituting approximately 3.1% of the shares outstanding.

    (v) MO beneficially owned 15,200 shares of Common Stock, constituting approximately 0.8% of the shares outstanding.

    (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 9,700 shares owned by MP, the 10,800 shares owned by MHF, the 28,800 shares owned by MPII, the 59,245 shares owned by MHFII and the 15,200 shares owned by MO, or an aggregate of 123,745 shares of Common Stock, constituting approximately 6.5% of the shares outstanding.

    (vii)Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 9,700 shares owned by MP, the 10,800 shares owned by MHF, the 28,800 shares owned by MPII, and the 59,245 shares owned by MHFII, or an aggregate of 108,545 shares of Common Stock, constituting approximately 5.7% of the shares outstanding.

   (viii)Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 9,700 shares owned by MP, the 10,800 shares owned by MHF, the 28,800 shares owned by MPII, the 59,245 shares owned by MHFII and the 15,200 shares owned by MO, or an aggregate of 123,745 shares of Common Stock, constituting approximately 6.5% of the shares outstanding.

    (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 123,745 shares of Common Stock, constituting approximately 6.5% of the shares outstanding.

    (x)  2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to June 5, 2001, MP effected the following transactions in the Common Stock in open market transactions with brokers:

                                     Number         Price
            Date       Action      of Shares      per Share
            ----       ------      ---------      ---------
         05/30/01       Sold         1,100         $15.630
         05/31/01       Sold           200         $15.460
         06/05/01       Sold           400         $15.500


      During the sixty days prior to June 5, 2001, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                     Number         Price
            Date       Action      of Shares      per Share
            ----       ------      ---------      ---------
         05/30/01       Sold         1,200         $15.630
         05/31/01       Sold           200         $15.460
         06/05/01       Sold           400         $15.500


      During the sixty days prior to June 5, 2001, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                     Number         Price
            Date       Action      of Shares      per Share
            ----       ------      ---------      ---------
         05/30/01      Sold            3,300       $15.630
         05/31/01      Sold              500       $15.460
         06/05/01      Sold            1,200       $15.500


      During the sixty days prior to June 5, 2001, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                     Number         Price
            Date       Action      of Shares      per Share
            ----       ------      ---------      ---------
         05/30/01      Sold            6,755       $15.630
         05/31/01      Sold            1,000       $15.460
         06/05/01      Sold            2,500       $15.500

      During the sixty days prior to June 5, 2001, MO effected the following transactions in the Common Stock in open market transactions with brokers:

                                     Number         Price
            Date       Action      of Shares      per Share
            ----       ------      ---------      ---------
         05/30/01      Sold            1,700       $15.630
         05/31/01      Sold              300       $15.460
         06/05/01      Sold              600       $15.500

(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 14, 2001

MALTA PARTNERS, L.P.                      MALTA HEDGE FUND, L.P.
By:     SOAM Holdings, LLC,               By:     SOAM Holdings, LLC,
        the sole general partner                  the sole general partner


By: /s/ Terry Maltese                     By: /s/ Terry Maltese
   ----------------------------------     --------------------------------------
        Terry Maltese                             Terry Maltese
        President                                 President

MALTA PARTNERS II, L.P.                   MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,               By:     SOAM Holdings, LLC,
        the sole general partner                  the sole general partner


By: /s/ Terry Maltese                     By: /s/ Terry Maltese
   ----------------------------------     --------------------------------------
        Terry Maltese                             Terry Maltese
        President                                 President

MALTA OFFSHORE, LTD                        Sandler O'Neill Asset Management LLC

By:     Sandler O'Neill Asset
        Management LLC

By: /s/ Terry Maltese                     By: /s/ Terry Maltese
   ----------------------------------     --------------------------------------
        Terry Maltese                             Terry Maltese
        President                                 President

SOAM Holdings, LLC                        Terry Maltese


By: /s/ Terry Maltese                     /s/ Terry Maltese
   ----------------------------------     --------------------------------------
        Terry Maltese                         Terry Maltese
        President